Exhibit 10.4

September 26, 2011

John Quinn
20 The Neck
Manhasset, NY 11030

Dear John:

On behalf of Single Touch Systems Inc. (the “Company”), I am pleased to confirm this agreement under which you are to be employed full time as the Chief Financial Officer of the Company.  We look forward to your future success in this position.

The terms of your employment with the Company as Chief Financial Officer are as set forth below:

1.             Position.

(a)  You will serve as the Chief Financial Officer of the Company and of its subsidiary Single Touch Interactive, Inc., working out of the Company’s headquarters office in the Newport Corporate Center in Jersey City, New Jersey.  You will report to the Company’s Chief Executive Officer.

(b)  You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms hereof.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, except as set forth below, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this Section 1 will prevent you from accepting (i) service as a director for one for profit entity (so long as such entity is not competitive in any manner with the business of the Company), and for such other specified for profit entity or entities as the Board of Directors of the Company (the “Board”) may from time to time approve in its discretion, with such compensation as such entity(s) deems appropriate, (ii) speaking or presentation engagements in exchange for honoraria, (iii) service on boards of charitable organizations, or (iv) ownership of no more than 1% of the outstanding equity securities of a publicly traded company.

(c)  In general, you will have the responsibilities and duties associated with and over the areas which are typically associated with the office of Chief Financial Officer of a corporation.

(d)  Your compensation hereunder shall be deemed inclusive of any and all compensation to which you would be entitled as a director of the Company, if you are ever asked to join the Board.  At this point you have not been asked to join the Board.

John Quinn
September 26, 2011

2.             Start Date.  The term of this letter agreement will commence on September 26, 2011 (the “Start Date”).

3.             Term of Agreement.  This letter agreement shall have a term of one year from the Start Date (the “Term”), unless terminated sooner pursuant to the terms hereof.  Should this letter agreement not be terminated by either party at least 30 days before the first anniversary of the Start Date, it shall automatically renew for an additional one year period, and for additional one year periods thereafter (each a “Renewal Term”) unless terminated at least 30 days before any subsequent anniversary date.

4.             Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

5.             Compensation.  You will be paid a monthly salary of $18,750, which is equivalent to $225,000 on an annualized basis (the “Base Salary”).  Your salary will be payable pursuant to the Company’s regular payroll policy.  The Base Salary will be reviewed annually as part of the Company’s normal salary review process.  Your salary and any and all bonuses will be subject to standard withholding pursuant to the Company’s regular payroll policy.

You will be eligible for annual cash bonuses as may be awarded by the Board in its discretion based upon your performance and the achievement of objectives established by the Board.

You will be entitled to reimbursement of documented reasonable business expenses incurred by you in the discharge of your duties hereunder, in accordance with the policies and procedures of the Company provided to senior executives of the Company.  In addition, the Company will reimburse you for any dues or fees you incur in connection with membership in professional associations.

6.             Stock Award, Stock Option Grants.

(a)           The Company and its President shall recommend that the Board grant you, effective on the Start Date, 100,000 shares of Company’s common stock under the Company’s 2009 Employee and Consultant Stock Plan, subject to the following restriction:  all of such shares shall be forfeited to the Company if your employment with the Company ceases for any reason; provided, that such restriction and risk of forfeiture shall cliff-lapse on the 90th day after the Start Date.

(b)           The Company shall recommend that the Board grant you stock options under the Company’s 2008 Stock Option Plan to purchase a total of 1,500,000 shares of the Company’s common stock (“Option Shares”), with the scheduled expiration date of the stock options to be September 26, 2016, the option as to one third (0.5 million) of the Option Shares with a strike price of $0.65 to vest on September 26, 2012, the option as to a second third (0.5 million) of the Option Shares with a strike price of $0.90 to vest on September 26, 2013, and the option as to the final third (0.5 million) of the Option Shares with a strike price of $0.90 to vest on September 26, 2014.  In each case vesting would depend on your being in the service of the Company on the vesting date; provided, that if the Company or substantially all of its assets is acquired during your service with the Company, or if your

John Quinn
September 26, 2011

employment be terminated by the Company without Cause or you resign for Good Reason, all 1.5 million of the aforementioned Option Shares would immediately vest.  The Option Shares would be subject to the terms of the Company’s 2008 Stock Option Plan and the standard-form Notice of Stock Option Grant/Stock Option Agreement between you and the Company; provided, that the Notice of Stock Option Grant/Stock Option Agreement would authorize net-exercise and would expressly provide that should your employment be terminated by the Company without Cause or due to your death or Disability, or you resign for Good Reason, during the Term, you would be entitled to exercise the option, to the extent it has vested as of the employment termination date, until the earlier of the option’s scheduled final expiration date or 18 months after the employment termination date.

7.             Benefits.

(a)           Insurance Benefits.  You and your eligible dependents shall be entitled to participate in any standard benefit plans for senior management and employees of the Company which are in place from time to time, subject to any eligibility requirements imposed by such plans.

(b)           Vacation; Sick Leave. You will be entitled to 15 days per year of paid time off (plus Company observed holidays) according to the Company’s standard policies, subject to any and all accrual caps imposed by such policies (as they may be revised from time to time).

8.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a form of which is enclosed for your review and execution (the “Confidentiality Agreement”), before or on your Start Date.

9.             At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability (except as may be expressly set forth in Sections 6 and 10 of this letter).

10.           Separation.  In the event of any cessation of your employment, the Company shall pay you (i) any salary earned and accrued but unpaid before termination and (in cash) all accrued but unused paid time off not barred by the accrual cap, and (ii) any documented business expenses incurred in accordance with the Company’s policies but not reimbursed as of the date of termination, and (iii) your entitlement, if any, under the following paragraph of this Section 10.

You shall not be entitled to any severance or separation benefits except under the following circumstances:  (a) In the event that: (i) you are terminated without Cause (as defined below), or due to a Disability (as defined below), or you resign with Good Reason (as defined below) before the end of the Term, or any Renewal Term, or (ii) this letter agreement is not renewed at the election of the Company at the end of the Term or any Renewal Term, then if and only if within 30 days after such termination without Cause or for Disability or resignation with Good Reason or such expiration as a result of nonrenewal by the Company’s election you execute and deliver a customary and satisfactory general release of all claims in favor of the Company and its related persons (and the revocation period and other conditions applicable to the validity of such release shall have expired and have been fully satisfied),

John Quinn
September 26, 2011

you shall be entitled to receive the following severance benefits (and no other, except as may be required by applicable law): (i) continuation of your Base Salary in effect immediately before the termination date, paid on the same basis and at the same times as previously paid, for six months from the termination date; and (ii) should you timely elect to continue coverage pursuant to COBRA, payment of your COBRA premiums for you and your eligible dependents for six months from the termination date (but subject to the Company’s right to discontinue or change any of its COBRA-eligible plans generally or to change providers, if done so for all Company employees).  With regard to the separation payment, you shall have no duty to mitigate as a condition of receipt, nor shall the separation payment be subject to set off for any other income received.

a.             As used herein, “Cause” means (i) your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other misdemeanor involving, fraud, dishonesty or willful misconduct; (ii) your failure and refusal to follow the lawful and proper directives of the Board; (iii) your knowing and willful breach of a material provision of this letter agreement or the Confidentiality Agreement; (iv) your engaging in actions that would be likely to materially discredit or cause substantial damage to the Company or its reputation; (v) your knowing and willful material breach of your duty of care (except in good faith) or your duties of trust or loyalty; (vi) your willful falsification of records or reports; or (vii) your chronic absence from work for reasons other than illness, provided, however, that for purposes of (ii), (iii), (iv), (v), (vi) or (vii), the Company will provide to you a written notice from the Board which describes in detail the basis for the Board’s belief that you have not substantially satisfied your obligations to the Company and a reasonable opportunity to cure any such alleged deficiencies within 30 days if such deficiency can be cured.  Further, before terminating your employment for Cause, the Company shall provide you with the opportunity to appear before the Board at a regular or special meeting, represented by counsel, to address the grounds upon which the termination is based.

b.             As used herein, “Good Reason” means the occurrence of any of the following circumstances, without your express consent: (i) a material reduction of your title or authority;  (ii) a reduction in your salary or benefits (other than a reduction that generally applies to the officers at your level in the Company or, as applicable, the surviving corporation at that time); (iii) a change of the principal non-temporary location in which you are required to perform your services to any location other than any part of Long Island, any part (borough) of the City of New York, or any place which is within 10 miles of the nearest point in the City of New York; (iv) any material breach of this letter agreement by the Company which is not cured within 30 days after written notice by you; (v) a Disability as defined in subsection c below; or (vi) the Company or substantially all of its assets is acquired.

You shall provide the Company with notice in writing within 30 days of the occurrence of any of the foregoing grounds setting forth in detail those grounds upon which your notice is based.   In no event shall a resignation be considered to be with Good Reason unless the resignation occurs after, but within 40 days after, the first date on which a resignation associated with such instance of asserted Good Reason would have in fact qualified as a resignation with Good Reason.

John Quinn
September 26, 2011

c.  “Disability” for purposes of this Section 10 shall mean your incapacity due to physical or mental illness, during which you shall have been substantially unable to perform your duties hereunder for an entire period in excess of 120 days in any 12-month period despite any reasonable accommodation available from the Company.

With regard to Section 409A of the Internal Revenue Code:

(i)             General.  It is the intention of both the Company and you that the benefits and rights to which you could be entitled pursuant to this letter agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this letter agreement shall be construed in a manner consistent with that intention.  If you or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on you and on the Company).

(ii)            Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A.

(iii)           6 Month Delay for Specified Employees if the Company is a Public Company at Separation from Service.  The following shall only apply to the extent that the shares of stock of the Company (or any of its affiliates) are registered on an established securities market at the time you incur a separation from service:

(x)            if (and only to the extent) any amounts payable to you on account of separation from service are considered deferred compensation under Section 409A and/or not within any specified exception from Section 409A, and you are a “specified employee” at the time of separation from service, then no payment or benefit shall be made before the date that is six months after your separation from service (or death, if earlier).  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

(y)            for purposes of this provision, you shall be considered to be a “specified employee” if, at the time of your separation from service, you are a “key employee” within the meaning of Section 416(i) of the Internal Revenue Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code).

John Quinn
September 26, 2011

(iv)           No Acceleration of Payments.  Neither the Company nor you, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this letter agreement, and no amount that is subject to Section 409A shall be paid before the earliest date on which it may be paid without violating Section 409A.

(v)           Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this letter agreement, each separately identified amount you are entitled under this letter agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

(vi)           Taxable Reimbursements and In-Kind Benefits.

(x)            Any reimbursements by the Company to you of any eligible expenses pursuant to this letter agreement that are not excludable from your income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made no later than the last day of your  taxable year following the year in which the expense was incurred.

(y)           The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to you under this letter agreement, during any taxable year of yours shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of yours.

(z)           The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

11.           No Conflicting Obligations. You understand and agree that by accepting this employment agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and which you have not disclosed in writing to the Company before signing this letter agreement, and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

12.           Non-Competition.  You agree, during the term of your employment with the Company and for 12 months thereafter, except as permitted in Section 1(b): not to act within the United States as an officer, director, employee, agent, member, manager, proprietor, partner, controlling stockholder, lender, consultant, advisor, affiliate, independent contractor or otherwise, of, for or to any business or enterprise which competes with or which you

John Quinn
September 26, 2011

have knowledge intends to compete with the Company’s mobile advertising and/or mobile messaging/notifications business.  You agree that any breach by you of the preceding sentence’s agreement would cause irreparable damage to the Company and that, in addition to all other remedies for violation thereof, the Company shall be entitled to temporary, preliminary and permanent injunctive relief and other equitable relief to remedy any breach by you of this Section.  Further, you agree at a minimum to return to the Company any of the separation payment provided for in Section 10 paid during the period of violation hereof.

13.           Insurance.  The Company shall maintain, and you shall be covered by, directors’ and officers’ liability insurance, and errors and omissions, policies.

14.           Arbitration.  You and the Company agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision.  The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards.  The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.  The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the New Jersey Arbitration Act.  The arbitration will take place in Newark, New Jersey and be governed by New Jersey procedural law.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of any administrative fee of the tribunal, the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court.  Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to (a) workers’ compensation or unemployment insurance claims, (b) stock appraisal rights under the Delaware General Corporation Law, (c) any other claims that an employer cannot, in accordance with applicable state law, require (either pursuant to an arbitration agreement or otherwise) an employee to arbitrate, (d) claims seeking equitable relief for violation of Section 12 of this letter agreement, or (e) claims concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Confidentiality Agreement).

John Quinn
September 26, 2011

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral will modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

15.           Entire Agreement.  This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior and contemporaneous agreements and discussions between us.  This letter may not be modified or amended or waived except by a written agreement, signed by an officer of the Company.  This letter will be governed by the laws of the State of New Jersey without regard to its conflict of laws provisions.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

SINGLE TOUCH SYSTEMS INC.

By:____________________________
Title: Chief Executive Officer and President

ACCEPTED AND AGREED:

JOHN QUINN

____________________________
Signature

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement

[This form is designed to be used by an individual hired as an employee of Single Touch Systems Inc.  If an individual is hired as a consultant, or becomes a consultant after having been an employee,  use the Consultant form of Confidential Information And Invention Assignment Agreement.]

SINGLE TOUCH SYSTEMS INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed (or my employment being continued) by Single Touch Systems Inc. (including any of its subsidiaries) (together, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.             Confidential Information.

(a)           Company Information.  I agree at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, and customer information (including, but not limited to, any information about customers of the Company on whom I called or with whom I became acquainted during the Relationship that would not otherwise be publicly available), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the Relationship, whether or not during working hours.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items (i) of which I had knowledge prior to my employment with the Company, or (ii) which has become publicly and widely known and made generally available through no wrongful act of mine.

(b)           Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or after the commencement of the Relationship, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party.  I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.  I acknowledge and agree that I have listed on Exhibit A hereto all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

2.             Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, in Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me before the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of the Relationship, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Relationship, which relate to the messaging/notification business (collectively referred to as “Inventions”), except as provided in Section 2(e) below.  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary, unless regulated otherwise by the mandatory law of the state of New Jersey.

(c)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the Relationship.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format.  The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to return all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 3.

(d)           Patent and Copyright Rights.  I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

(e)           Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any concepts or ideas developed prior to my employment by the Company, or to any Invention which qualifies fully under the provisions of any applicable New Jersey limiting an employer’s right to require that Inventions created in certain circumstances be assigned to the employer.  I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

3.             Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

4.             Notification to Other Parties.

(a)           Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)           Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

5.             Solicitation of Employees, Consultants and Other Parties.  I agree that, during the Relationship and for a period of 12 months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s current (as of the time of any such solicitation, inducement, recruitment, or encouragement) employees or consultants to terminate their relationship with the Company, or (ii) attempt to solicit, induce, recruit, encourage or take away current (as of the time of any such solicitation, inducement, recruitment, encouragement or taking away) employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication, or to make any other non-individually targeted solicitations.  Further, during the Relationship and at any time following termination of the Relationship for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

6.             Representations and Covenants.

(a)           Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)           Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust before commencement of my Relationship with the Company.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)           Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

7.             General Provisions.

(a)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)           Survival.  The provisions of this Agreement shall survive the termination of the Relationship.

(f)           Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)           ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

SINGLE TOUCH SYSTEMS INC.	__________________, an Individual:

By:

Name:
Signature
Title:

Date:	Date:

Address:	Address:

EXHIBIT A

LIST OF RESTRICTIVE AGREEMENTS UNDER SECTION 1(b); LIST OF PRIOR
INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title of Agreement	Date	Nature of Restriction

Title of Invention, etc.	Date	Identifying Number or Brief Description

___ No restrictive agreements, and no inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant:______________________

Print Name of Employee/Consultant:_____________________

Date:_____________________________________________

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Single Touch Systems Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for 12 months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity, except that it shall not be a violation of this provision to place an advertisement in any newspaper or trade publication or to make any other non-individually targeted solicitations.  Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

SINGLE TOUCH SYSTEMS INC.

RESTRICTED STOCK ISSUANCE AGREEMENT

This Restricted Stock Issuance Agreement (the “Agreement”) is made as of September 26, 2011, by and between Single Touch Systems Inc., a Delaware corporation (the “Company”), and John Quinn (“Issuee”).

1.             Sale of Stock.  Subject to the terms and conditions of this Agreement, the Company shall (as was authorized by its Board of Directors) issue to Issuee as a stock bonus, and Issuee agrees to take subject to such terms and conditions, 100,000 shares of the Company’s Common Stock (the “Shares”) pursuant to the Company’s 2009 Employee and Consultant Stock Plan.  The term “Shares” refers to the issued Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Issuee is entitled by reason of Issuee’s ownership of the Shares.

2.             Limitations on Transfer.  In addition to any other limitation on transfer created by applicable securities laws, Issuee shall not assign, transfer, sell, encumber or dispose of any interest in any Shares (or agree or commit to do so) on or before December 25, 2011 (the “Transfer Restriction”).  After the Shares have been released from such Transfer Restriction, Issuee shall not assign, transfer, sell, encumber or dispose of any interest in the Shares except in compliance with applicable securities laws.

The Transfer Restriction does not apply to the transfer of any or all of the Shares on Issuee’s death by will or intestacy.  For avoidance of doubt, this exception does not apply to transfers of the Shares during Issuee’s lifetime.

3.             Investment and Taxation Representations.  In connection with the issuance of the Shares, Issuee represents to the Company the following:

(a)           Issuee understands that the certificate(s) evidencing the Shares will be imprinted with a legend which prohibits the transfer of the securities for a period of time.

(b)           Issuee is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “control securities” subject to the satisfaction of certain conditions.  Issuee understands that the Company provides no assurances as to whether he will be able to resell any or all of the Shares pursuant to Rule 144, which rules require, among other things, that the Company be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions.  Notwithstanding this paragraph (b), Issuee acknowledges and agrees to the restrictions set forth in paragraph (c) below.

(c)           Issuee further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell control securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(d)           Issuee understands that Issuee may suffer adverse tax consequences as a result of Issuee’s acquisition and/or disposition of the Shares and/or the lapse of the Transfer Restriction.  Issuee represents that Issuee has consulted any tax consultants Issuee deems advisable in connection with the acquisition and/or disposition of the Shares and/or the lapse of the Transfer Restriction and that Issuee is not relying on the Company or its legal counsel for any tax advice.

4.             Restrictive Legends and Stop-Transfer Orders.

(a)           Legends.  The certificate or certificates representing the Shares shall bear the following legend (as well as any legends required by applicable U.S. state and federal corporate and securities laws):

PURSUANT TO RESTRICTIONS ESTABLISHED BY A RESTRICTED STOCK ISSUANCE AGREEMENT DATED SEPTEMBER 26, 2011 BETWEEN THE ISSUER AND THE REGISTERED HOLDER, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE ASSIGNED, TRANSFERRED OR SOLD BY THE REGISTERED HOLDER THEREOF ON OR BEFORE DECEMBER 25, 2011.  SUCH RESTRICTED STOCK ISSUANCE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER.

(b)           Stop-Transfer Notices.  Issuee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.

(c)           Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any of the Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any Issuee or other transferee to whom such Shares shall have been so transferred.

5.             No Employment Rights.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Issuee’s employment and/or other service provider relationship, for any reason, with or without cause.

6.             Section 83(b) Election.  Issuee understands that Section 83(a) of the Internal Revenue Code taxes as ordinary income the difference between the fair market value of the Shares as of the date any restrictions on the Shares lapse and the amount paid for the Shares.  In this context, “restriction” means the Transfer Restriction.  Issuee understands that Issuee may elect to be taxed at the time the Shares are acquired, rather than when the Transfer Restriction expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Internal Revenue Code with the Internal Revenue Service within 30 days from the date of acquisition.  Even if the fair market value of the Shares at the time of the execution of this Agreement equals or is only modestly more than the amount paid for the Shares, an 83(b) Election must be made to avoid income under Section 83(a) in the future.  Issuee understands that failure to file such an 83(b) Election in a timely manner may result in adverse tax consequences for Issuee.  Issuee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to acquisition of the Shares hereunder, and does not purport to be complete.  Issuee further acknowledges that the Company has directed Issuee to seek independent advice regarding the applicable provisions of the Internal Revenue Code, the income tax laws of any municipality, state or foreign country in which Issuee may reside, and the tax consequences of Issuee’s death.

Issuee acknowledges that if he does NOT timely file an 83(b) Election, then instead of receiving Section 83(b) tax treatment he will, under Section 83(a) of the Internal Revenue Code, realize (on the date the Transfer Restriction lapses) as ordinary taxable income the difference between (a) the fair market value of the Shares as of the date the Transfer Restriction lapses (December 25, 2011) and (b) the amount paid for the Shares (which was zero).

7.             Miscellaneous.

(a)           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

(b)           Entire Agreement; Enforcement of Rights.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e)           Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.  The rights and obligations of Issuee under this Agreement may not be assigned except with the prior written consent of the Company.

The parties have executed this Restricted Stock Issuance Agreement as of the date first set forth above.

COMPANY:

SINGLE TOUCH SYSTEMS INC.

By:
Name:
Title:

ISSUEE:

John Quinn